Exhibit 99.1
News from Xerox Holdings Corporation

                                            Xerox Holdings Corporation
                                                                                                            201 Merritt 7
                                                                                                Norwalk, CT 06851-1056
                                                                                                     tel+1-203-968-3000
Xerox Releases Third-Quarter Results

Financial Results

•$106 million of operating cash flow from continuing operations, down $242 million year-over-year and up $72 million from the second quarter
•$88 million of free cash flow, down $243 million year-over-year and up $73 million from the second quarter
•Adjusted operating margin of 7.4 percent, down 460 basis points year-over-year and up 320 basis points from the second quarter
•$1.77 billion of revenue, down 18.9 percent year-over-year or 19.7 percent in constant currency and up $302 million from the second quarter
•GAAP earnings per share (EPS) from continuing operations of $0.41 per share, down $0.27 year-over-year and up $0.30 from the second quarter, and adjusted EPS of $0.48, down $0.32 year-over-year and up $0.33 from the second quarter

NORWALK, Conn., Oct. 27, 2020 — Xerox Holdings Corporation (NYSE: XRX) announced its third-quarter 2020 financial results.

“The flexibility and financial discipline we have built in our company enabled us to increase earnings and cash flow sequentially. While we can’t reliably predict the ongoing economic impact of the pandemic, we are prepared to respond however events unfold and are committed to delivering positive cash flow and earnings in the fourth quarter. Investments in digital solutions and services are paying off as companies prepare for a more hybrid work experience that shifts seamlessly between the office and home,” said Xerox Vice Chairman and CEO John Visentin.

Third-Quarter Key Financial Results - Continuing Operations

(in millions, except per share data)	Q3 2020	Q3 2019	B/(W) YOY	% Change YOY
Revenue	$1,767	$2,179	$(412)	(18.9)% AC (19.7)% CC1
Gross Margin	36.8%	40.0%	(320) bps
RD&E %	4.3%	4.6%	30 bps
SAG %	25.1%	23.4%	(170) bps
Pre-Tax Income	$119	$223	$(104)	(46.6)%
Pre-Tax Income Margin	6.7%	10.2%	(350) bps
Operating Income - Adjusted[1]	$131	$262	$(131)	(50.0)%
Operating Margin - Adjusted[1]	7.4%	12.0%	(460) bps
GAAP EPS	$0.41	$0.68	$(0.27)	(39.7)%
EPS - Adjusted[1]	$0.48	$0.80	$(0.32)	(40.0)%

Business Highlights
•Added or renewed contracts with Fortune 500 and public sector clients such as Aflac, Bell Canada, Mizuho Bank, the State of Illinois, the Texas Health and Human Services Commission, Purolator, the Union of Public Purchasing Groups in France and the Government of Bangladesh

•Grew market share in production in the region Xerox serves and grew share in entry segments in both the Americas and EMEA. Maintained the top market share position in production in the Americas and EMEA, and maintained overall market share leadership for equipment sales revenue in the Americas, according to the most recent IDC data.2
•Awarded a contract from the Defense Advanced Research Projects Agency to develop the next phase of the Ocean of Things, its project to expand what scientists know about the seas
•Expanded the company’s software portfolio with the launch of DocuShare® Go, a cloud-based, SaaS content management platform focused on the small and medium-sized business that automates how users organize, share, collaborate and back up business-critical content
•Honored with several industry awards including "Best Innovation Project of the Year" by Health Tech Digital and named one of the “World's Most Sustainably Managed Companies” by The Wall Street Journal
•Established a new diversity, inclusion and belonging roadmap, focusing on areas where Xerox can make the biggest impact within the company and society, including a partnership with A Better Chance, a nonprofit dedicated to increasing education, access and opportunity for young people of color

(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
(2)Data Source: Xerox analysis of IDC WW Quarterly Hardcopy Peripherals Tracker, Q2 2020 using custom categories and segments.

About Xerox
Xerox Holdings Corporation makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:

•Adjusted EPS, which excludes restructuring and related costs, the amortization of intangible assets, non-service retirement-related costs, transaction and related costs, net and other discrete adjustments from GAAP earnings per share from continuing operations.
•Adjusted operating income/margin, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net from pre-tax income/margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow from continuing operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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Xerox® and DocuShare® are trademarks of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2020	2019	2020	2019
Revenues
Sales	$651	$784	$1,676	$2,308
Services, maintenance and rentals	1,061	1,335	3,246	4,130
Financing	55	60	170	184
Total Revenues	1,767	2,179	5,092	6,622
Costs and Expenses
Cost of sales	476	503	1,201	1,492
Cost of services, maintenance and rentals	611	771	1,875	2,398
Cost of financing	29	33	89	98
Research, development and engineering expenses	76	100	236	280
Selling, administrative and general expenses	444	510	1,411	1,573
Restructuring and related costs	20	27	64	176
Amortization of intangible assets	13	9	34	35
Transaction and related costs, net	(6)	4	18	8
Other expenses, net	(15)	(1)	15	76
Total Costs and Expenses	1,648	1,956	4,943	6,136
Income before Income Taxes & Equity Income(1)	119	223	149	486
Income tax expense	29	66	36	106
Equity in net income of unconsolidated affiliates	—	1	2	5
Income from Continuing Operations	90	158	115	385
Income from discontinued operations, net of tax	—	64	—	157
Net Income	90	222	115	542
Less: Income from continuing operations attributable to noncontrolling interests	—	1	—	3
Less: Income from discontinued operations attributable to noncontrolling interests	—	—	—	4
Net Income Attributable to Xerox Holdings	$90	$221	$115	$535

Amounts Attributable to Xerox Holdings:
Net income from continuing operations	$90	$157	$115	$382
Net income from discontinued operations	—	64	—	153
Net Income Attributable to Xerox Holdings	$90	$221	$115	$535

Basic Earnings per Share:
Continuing operations	$0.41	$0.70	$0.49	$1.66
Discontinued operations	—	0.29	—	0.68
Total Basic Earnings per Share	$0.41	$0.99	$0.49	$2.34

Diluted Earnings per Share:
Continuing operations	$0.41	$0.68	$0.49	$1.62
Discontinued operations	—	0.28	—	0.65
Total Diluted Earnings per Share	$0.41	$0.96	$0.49	$2.27
___________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net Income	$90	$222	$115	$542
Less: Income from continuing operations attributable to noncontrolling interests	—	1	—	3
Less: Income from discontinued operations attributable to noncontrolling interests	—	—	—	4
Net Income Attributable to Xerox Holdings	90	221	115	535

Other Comprehensive Income (Loss), Net
Translation adjustments, net	179	(155)	7	(122)
Unrealized gains, net	1	1	4	3
Changes in defined benefit plans, net	(92)	(48)	42	(38)
Other Comprehensive Income (Loss), Net	88	(202)	53	(157)
Less: Other comprehensive income, net from continuing operations attributable to noncontrolling interests	—	1	—	1
Other Comprehensive Income (Loss), Net Attributable to Xerox Holdings	88	(203)	53	(158)

Comprehensive Income, Net	178	20	168	385
Less: Comprehensive income, net from continuing operations attributable to noncontrolling interests	—	2	—	4
Less: Comprehensive income, net from discontinued operations attributable to noncontrolling interests	—	—	—	4
Comprehensive Income, Net Attributable to Xerox Holdings	$178	$18	$168	$377

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$3,242	$2,740
Accounts receivable (net of allowances of $63 and $55, respectively)	895	1,236
Billed portion of finance receivables (net of allowances of $4 and $3, respectively)	111	111
Finance receivables, net	1,066	1,158
Inventories	978	694
Other current assets	249	201
Total current assets	6,541	6,140
Finance receivables due after one year (net of allowances of $138 and $86, respectively)	1,899	2,082
Equipment on operating leases, net	301	364
Land, buildings and equipment, net	412	426
Intangible assets, net	240	199
Goodwill	3,996	3,900
Deferred tax assets	573	598
Other long-term assets	1,390	1,338
Total Assets	$15,352	$15,047
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,218	$1,049
Accounts payable	1,018	1,053
Accrued compensation and benefits costs	276	349
Accrued expenses and other current liabilities	815	984
Total current liabilities	3,327	3,435
Long-term debt	3,836	3,233
Pension and other benefit liabilities	1,675	1,707
Post-retirement medical benefits	336	352
Other long-term liabilities	512	512
Total Liabilities	9,686	9,239

Convertible Preferred Stock	214	214

Common stock	214	215
Additional paid-in capital	2,719	2,782
Treasury stock, at cost	(150)	(76)
Retained earnings	6,258	6,312
Accumulated other comprehensive loss	(3,593)	(3,646)
Xerox Holdings shareholders’ equity	5,448	5,587
Noncontrolling interests	4	7
Total Equity	5,452	5,594
Total Liabilities and Equity	$15,352	$15,047

Shares of common stock issued	213,964	214,621
Treasury stock	(8,007)	(2,031)
Shares of Common Stock Outstanding	205,957	212,590

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Cash Flows from Operating Activities
Net Income	$90	$222	$115	$542
Income from discontinued operations, net of tax	—	(64)	—	(157)
Income from continuing operations	90	158	115	385
Adjustments required to reconcile Net income to Cash flows from operating activities
Depreciation and amortization	90	104	272	332
Provisions	23	16	124	58
Net gain on sales of businesses and assets	(28)	(19)	(29)	(20)
Stock-based compensation	8	11	32	41
Restructuring and asset impairment charges	20	8	47	80
Payments for restructurings	(11)	(17)	(63)	(71)
Defined benefit pension cost	9	21	46	89
Contributions to defined benefit pension plans	(33)	(37)	(97)	(107)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(96)	51	332	60
(Increase) decrease in inventories	(49)	15	(274)	31
Increase in equipment on operating leases	(31)	(41)	(86)	(113)
Decrease in finance receivables	31	5	221	124
Decrease (increase) in other current and long-term assets	17	(14)	2	1
Increase (decrease) in accounts payable	90	22	(69)	(24)
Decrease in accrued compensation	(20)	(16)	(149)	(99)
(Decrease) increase in other current and long-term liabilities	(16)	26	(146)	19
Net change in income tax assets and liabilities	10	41	13	30
Net change in derivative assets and liabilities	1	5	(1)	15
Other operating, net	1	9	23	15
Net cash provided by operating activities of continuing operations	106	348	313	846
Net cash provided by operating activities of discontinued operations	—	8	—	49
Net cash provided by operating activities	106	356	313	895
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(18)	(17)	(60)	(48)
Proceeds from sales of businesses and assets	27	20	29	21
Acquisitions, net of cash acquired	—	—	(193)	(42)
Other investing, net	—	1	1	1
Net cash provided by (used in) investing activities	9	4	(223)	(68)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	1,077	2	769	(399)
Dividends	(61)	(61)	(176)	(183)
Payments to acquire treasury stock, including fees	(150)	(68)	(150)	(368)
Other financing, net	(10)	(10)	(19)	(33)
Net cash provided by (used in) financing activities	856	(137)	424	(983)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	12	(20)	(12)	(13)
Increase (decrease) in cash, cash equivalents and restricted cash	983	203	502	(169)
Cash, cash equivalents and restricted cash at beginning of period	2,314	776	2,795	1,148
Cash, Cash Equivalents and Restricted Cash at End of Period(1)	$3,297	$979	$3,297	$979

___________________________
(1) Balance at September 30, 2019 includes $1 associated with discontinued operations.

Impact of COVID-19 on Our Business Operations
In response to the COVID-19 pandemic, we have prioritized the health and safety of our employees, customers and partners to support their needs in the current hybrid environment so work can be done flawlessly, migrating between the workplace and the home-office. While we continue to implement actions to mitigate the effects of the pandemic on our business and operations, the uncertainty around its trajectory, duration and economic impact make it difficult for the company to predict its full impact on our business operations and financial performance. As a result, we are not providing specific financial guidance at this time.
During the third quarter, corresponding with business reopenings, the rate of decline of equipment installations (including in areas of our business that support our hybrid workplace initiatives) improved, as did printed-page volumes. These operational improvements resulted in a moderation of our rate of revenue decline during the third quarter as compared to the second quarter, which gives us confidence in the resilience and readiness of our business to recover as progress is made to control the pandemic and as businesses and economies reopen. We have modeled the impacts on our business of numerous recovery scenarios and expect to deliver positive earnings and free cash flow in the fourth quarter. However, the ongoing resurgence of the virus around the globe, and the impact it is having in forcing new restrictions and lockdowns, leads us to anticipate that our revenues will continue to decline significantly as compared to the prior year, as businesses hold off or delay purchases until there is a more certain path to controlling the pandemic and to economic recovery.
During the current year, the most significant impact from the pandemic has been on sales of our equipment and unbundled supplies. However, due to their transactional nature, these revenues experienced the largest recovery during the third quarter and we expect that they will continue to fluctuate and gradually improve concurrent with business reopenings. Our bundled services contracts, on average, include a minimum fixed charge and a significant variable component based on print volumes. The variable charges are impacted by our customers' employees not being in the office using our equipment due to lock-downs or capacity restrictions in office buildings. We expect that this contractual relationship will continue to enable us to ramp up and support our customers' needs as businesses resume operations.
We have a strong balance sheet and sufficient liquidity, including access to our undrawn $1.8 billion revolver. We further strengthened our liquidity by refinancing our 2020 debt maturities in the third quarter 2020 and early-redeeming a portion of our 2021 debt maturities in October with the proceeds from the issuance of new senior unsecured notes and from a finance receivables securitization. With our Project Own It transformation and cost savings, we built a more flexible cost structure, and have also focused our efforts on incremental actions to prioritize and preserve cash as we manage through the pandemic. These actions include the use of available temporary government assistance measures and furlough programs, and the reduction of discretionary spend such as near term targeted marketing programs, the use of contract employees, and the temporary suspension of 401(k) matching contributions, as well as lower compensation incentives consistent with lower sales and operating results.
Government Assistance and Furlough Programs
In response to the COVID-19 pandemic, various governments have enacted or continue to contemplate temporary measures to provide aid and economic stimulus directly to companies through cash grants and credits or indirectly through payments to temporarily furloughed employees.
On March 27, 2020, in response to the COVID-19 pandemic, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). In addition to including temporary changes to income and non-income-based tax laws, the CARES Act provides refundable employee retention credits and defers the requirement to remit the employer-paid portion of social security payroll taxes. Similar pay protection programs were enacted in Canada and Europe that primarily provide direct grants to companies to cover the salary and wages of employees (retained or temporarily furloughed). During third quarter 2020, we recognized savings of approximately $35 million from these temporary measures in the U.S., Canada and Europe, including $28 million from various government assistance programs and $7 million from furlough programs. Through the use of these programs, we have thus far been able to provide an offset to our costs, without further use of cash, while largely maintaining our employee base and minimizing the financial impact to our employees.
There were no material impacts to our income tax expense in the third quarter 2020 as a result of the temporary changes included in the CARES Act and we expect to defer payment of the employer-paid portion of social security payroll taxes through the end of calendar year 2020; however, this deferral will be reduced by employee retention credits as earned during 2020.

The savings of approximately $35 million were recorded as follows in the Condensed Consolidated Statements of Income:

(in millions)	Three Months Ended September 30, 2020
Cost of sales	$1
Cost of services, maintenance and rentals	25
Selling, administrative and general expenses	9
Total Estimated Savings	$35

Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Equipment sales	$419	$494	(15.2)%	(16.1)%	24%	23%
Post sale revenue	1,348	1,685	(20.0)%	(20.7)%	76%	77%
Total Revenue	$1,767	$2,179	(18.9)%	(19.7)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$651	$784	(17.0)%	(17.7)%
Less: Supplies, paper and other sales	(232)	(290)	(20.0)%	(20.2)%
Equipment Sales	$419	$494	(15.2)%	(16.1)%

Services, maintenance and rentals	$1,061	$1,335	(20.5)%	(21.3)%
Add: Supplies, paper and other sales	232	290	(20.0)%	(20.2)%
Add: Financing	55	60	(8.3)%	(8.8)%
Post Sale Revenue	$1,348	$1,685	(20.0)%	(20.7)%

Americas	$1,152	$1,488	(22.6)%	(22.2)%	65%	69%
EMEA	568	640	(11.3)%	(14.6)%	32%	29%
Other	47	51	(7.8)%	(7.8)%	3%	2%
Total Revenue(1)	$1,767	$2,179	(18.9)%	(19.7)%	100%	100%

Memo:
Xerox Services	$661	$829	(20.3)%	(21.3)%	37%	38%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).
(1)Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

Third quarter 2020 total revenue decreased 18.9% as compared to third quarter 2019, including a 0.8-percentage point favorable impact from currency and an approximate 1.4-percentage point favorable impact from recent partner dealer acquisitions. The COVID-19 pandemic significantly impacted our third quarter 2020 revenues due to business closures and office building capacity restrictions that impacted our customers' purchasing decisions and caused lower printing volumes on our devices. However, the rate of our revenue decline improved sequentially, as businesses slowly reopened and more employees returned to the workplace. Geographically, the revenue declines from our EMEA Operations were smaller and also improved the most sequentially, primarily as a result of wider reopenings over the summer of workplaces and economies in the region, and higher installation of devices associated with our hybrid workplace initiatives. EMEA revenues were also more favorably impacted by recent acquisitions in the region. The decrease in revenues from our Americas Organization also improved sequentially as a result of business reopenings, primarily in our SMB and indirect channels, while the sequential recovery of Large Enterprise revenues in the region was smaller due to the more restricted reopening of large office buildings, as well as a larger mix of bundled contracts with fixed minimums. Our Latin American Operations had the largest revenue declines, consistent with the extensive lockdowns and the economic crisis throughout the region. Third quarter 2020 total revenue reflected the following:
•Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices and the revenue per printed page. Post sale revenue also includes transactional IT hardware sales and implementation services primarily from our XBS organization. Post sale revenue decreased 20.0% as compared to third quarter 2019, including a 0.7-percentage point favorable impact from currency. The COVID-19 pandemic significantly impacted our post sale revenue during the third quarter 2020, however its impact on our post sale revenue lessened compared to the second quarter, as business reopenings in certain geographical areas in the U.S. and Europe resulted in a gradual moderation of our page volume declines. The decline in post sale revenue reflected the following:

◦Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 20.5% as compared to third quarter 2019, including a 0.8-percentage point favorable impact from currency. The decline at constant currency1 reflected a lower population of devices (which is partially associated with continued lower Enterprise signings and lower installs in prior and current periods), an ongoing competitive price environment, and lower page volumes (including a higher mix of lower average-page-volume products) that are worse than pre-COVID-19 decline trends due to the impact of business closures during the quarter. While these revenues are contractual in nature, on average, our bundled services contracts include a minimum fixed charge and a significant variable component based on print volumes. The rate of decline of these revenues moderated during the quarter compared to the prior quarter as businesses reopened in certain geographical areas in the U.S. and EMEA.
◦Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 20.0% as compared to third quarter 2019, including a 0.2-percentage point favorable impact from currency and reflected lower supplies revenues associated with lower page volume trends slightly offset by higher IT revenues from our XBS channel and from recently acquired IT dealers outside of the U.S. The decrease in supplies was significantly impacted by lower sales through indirect channels, as resellers, in response to the lower demand caused by the pandemic, reduced their inventory purchases to manage liquidity. We expect that such resellers will maintain low purchase levels and lower inventories until there is a stable recovery in sales activity.
◦Financing revenue is generated from financed equipment sale transactions. The 8.3% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 0.5-percentage point favorable impact from currency.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Entry	$55	$49	12.2%	11.6%	13%	10%
Mid-range	291	344	(15.4)%	(16.3)%	70%	70%
High-end	69	96	(28.1)%	(28.9)%	16%	19%
Other	4	5	(20.0)%	(20.0)%	1%	1%
Equipment Sales	$419	$494	(15.2)%	(16.1)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

•Equipment sales revenue decreased 15.2% as compared to third quarter 2019, including a 0.9-percentage point favorable impact from currency as well as the impact of price declines of approximately 5%. The COVID-19 pandemic significantly impacted our equipment sales revenue during the third quarter 2020 as a result of business closures and office building capacity restrictions that impacted our customers' purchasing decisions. However, as businesses reopened in certain geographical areas in the U.S. and EMEA, the impact of the pandemic on our equipment sales lessened compared to its impact in the prior quarter, resulting in a sequential improvement in the rate of decline. The decline at constant currency1 reflected the following:
◦Entry - The increase was due to higher installs of lower-end printers and MFPs (primarily of black-and-white devices) in EMEA and through our indirect channels in the U.S., in part associated with hybrid-workplace promotions.
◦Mid-range - The decrease was driven primarily by the COVID-19 pandemic and related office closures, which impacted sales of this group of products more due to their prevalence in office-team settings. Higher sales to our government and education sector customers in North America, as well as strong demand for our recently launched PrimeLink devices and our new-generation of ConnectKey devices, provided a partial offset.
◦High-end - The decrease reflected primarily lower installs of our Versant entry-production color, Iridesse and iGen production presses, partially offset by higher installs of our cut-sheet inkjet systems. The decrease in our equipment sales revenue from production color systems was partially impacted by the COVID-19 pandemic, particularly affecting installs of our Iridesse and Versant systems due to their higher mix to the SMB segment where production printing applications depend on business reopening activity.

Total Installs
Installs reflect new placement of devices only (i.e., measure does not take into account removal of devices which may occur as a result of contract renewals or cancellations). Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox-branded products shipped to our XBS sales unit. Detail by product group (see Appendix II) is shown below:

Entry
•9% decrease in color multifunction devices reflecting lower installs of ConnectKey devices through our indirect channels in the U.S. and in EMEA.
•52% increase in black-and-white multifunction devices reflecting higher activity primarily from indirect channels in the U.S and from developing regions in EMEA. The increase is primarily driven by higher sales of low-end devices associated with large order deals from Eurasia and work-from-home promotions.
Mid-Range2
•21% decrease in mid-range color installs primarily reflecting lower installs of multifunction color devices partially offset by strong demand for our recently launched PrimeLink entry-production color devices and our new-generation of ConnectKey multi-function devices.
•19% decrease in mid-range black-and-white installs reflecting in part global market trends partially offset by strong demand for our recently launched PrimeLink light-production devices and our new-generation of ConnectKey multi-function devices.
High-End2
•38% decrease in high-end color installs reflecting primarily lower installs of our lower-end Versant devices and of our Iridesse and iGen productions systems, partially offset by higher installs of our Baltoro cut-sheet inkjet systems.
•13% decrease in high-end black-and-white systems reflecting lower installs of our Nuvera devices along with market trends.

___________________________
(1)See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 21%, and High-end color systems decreased 39%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2020	2019	B/(W)
Gross Profit	$651	$872	$(221)
RD&E	76	100	24
SAG	444	510	66

Equipment Gross Margin	25.5%	34.5%	(9.0)	pts.
Post sale Gross Margin	40.3%	41.6%	(1.3)	pts.
Total Gross Margin	36.8%	40.0%	(3.2)	pts.
RD&E as a % of Revenue	4.3%	4.6%	0.3	pts.
SAG as a % of Revenue	25.1%	23.4%	(1.7)	pts.

Pre-tax Income	$119	$223	$(104)
Pre-tax Income Margin	6.7%	10.2%	(3.5)	pts.

Adjusted(1) Operating Profit	$131	$262	$(131)
Adjusted(1) Operating Margin	7.4%	12.0%	(4.6)	pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Third quarter 2020 pre-tax income margin of 6.7% decreased by 3.5-percentage points as compared to third quarter 2019. The decrease primarily reflected the impact of lower adjusted1 operating margin (see below) of 4.6-percentage points partially offset by lower Other expenses, net, Transaction and related costs, net and Restructuring and related costs.
Adjusted1 Operating Margin
Third quarter 2020 adjusted1 operating margin of 7.4% decreased by 4.6-percentage points as compared to third quarter 2019 reflecting the impact of lower revenues, primarily as a result of the significant effect of the COVID-19 pandemic on our business, partially offset by cost and expense reductions associated with our Project Own It transformation actions as well as additional savings from various cost reduction actions to mitigate the impact of the pandemic, including approximately $35 million from temporary government assistance measures and furlough programs (see the “Government Assistance and Furlough Programs” section for further details) and other reductions in discretionary spend such as near term targeted marketing programs, the use of contract employees and the temporary suspension of 401(k) matching contributions for the year 2020, as well as lower compensation incentives consistent with lower sales and operating results. The suspension of the 401(k) matching contribution in the third quarter resulted in a 0.7-percentage point benefit from the reversal in the third quarter of the accrual through the second quarter. The decrease was also affected by an approximate 1.0-percentage point unfavorable combined impact from higher tariffs and transaction currency.
____________________________
(1) Refer to the Operating Income / Margin reconciliation table in the “Non-GAAP Financial Measures” section.
Gross Margin
Third quarter 2020 gross margin of 36.8% decreased by 3.2-percentage points as compared to third quarter 2019, reflecting the impact of lower revenues, (including from our higher margin post sale stream) primarily as a result of the significant effect of the COVID-19 pandemic due to business closures, as well as price promotions, and an approximate 1.0-percentage point adverse combined impact from transaction currency and higher tariffs. These headwinds were partially offset by the cost savings from our Project Own It transformation actions as well as the additional cost reduction actions to mitigate the impact of the pandemic, including savings of approximately $26 million from temporary government assistance measures and furlough programs and other reductions in discretionary spend such as the use of contract employees and the temporary suspension of 401(k) matching contributions.

Gross margins are expected to continue to be negatively impacted in future periods as a result of an increase in the cost of our imported products due to higher import tariffs. We currently estimate an approximate $30 million cost impact from these higher tariffs for the full year 2020.
Third quarter 2020 equipment gross margin of 25.5% decreased by 9.0-percentage points as compared to third quarter 2019, reflecting the pressure from lower revenues (primarily as a result of COVID-19 related business closures) and an unfavorable mix of growth in low-end devices as well as the adverse impact of price incentives, transaction currency and incremental tariff costs partially offset by the benefit of cost reductions from Project Own It.
Third quarter 2020 post sale gross margin of 40.3% decreased by 1.3-percentage points as compared to third quarter 2019, reflecting the impact of lower revenues (primarily as a result of COVID-19 related business closures impacting page volumes) and price erosion on contract renewals, partially offset by productivity and cost savings and restructuring savings associated with Project Own It transformation actions, as well as savings from our additional cost reduction actions to mitigate the impact of the pandemic, including approximately $25 million of savings from temporary government assistance measures and furlough programs and other reductions in discretionary spend such as the use of contract employees and the temporary suspension of 401(k) matching contributions.
Research, Development and Engineering Expenses (RD&E)
Third quarter 2020 RD&E as a percentage of revenue of 4.3% decreased by 0.3-percentage points as compared to third quarter 2019, due to the benefit of cost reductions that outpaced the impact of revenue declines.
RD&E of $76 million decreased $24 million as compared to third quarter 2019 reflecting savings from Project Own It that enhanced simplification and rationalization in our core technology spend, and other temporary cost actions, as well as a favorable impact from the timing of investments, partially offset by higher spend in our innovation areas.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 25.1% increased by 1.7-percentage points as compared to third quarter 2019, primarily due the impact of lower revenues, partially offset by the benefits from cost savings and restructuring associated with our Project Own It transformation actions, and savings from additional cost reduction actions to mitigate the impact of the pandemic, including approximately $9 million from temporary government assistance measures and furlough programs, and other reductions in discretionary spend such as near term targeted marketing programs, the use of contract employees and the temporary suspension of 401(k) matching contributions, as well as lower compensation incentives consistent with lower sales and operating results.
SAG of $444 million decreased by $66 million as compared to third quarter 2019, reflecting cost savings and restructuring savings associated with our Project Own It transformation actions and from additional cost reduction actions to mitigate the impact of the pandemic, as described above, partially offset by expenses from recent acquisitions.
During first quarter 2020 our bad debt provision was $61 million higher than the prior year period, primarily reflecting the expected impact on our customer base and related outstanding receivables portfolio as a result of the economic disruption caused by the COVID-19 pandemic. Bad debt expense increased by $3 million in third quarter 2020 as compared to third quarter 2019, and write-offs and the current bad debt reserves for our trade and finance receivables portfolios were in line with our models and consistent with future expectations regarding the impacts from the COVID-19 pandemic. We continue to monitor developments regarding the pandemic, including business closures and mitigating government support actions, and as a result, our reserve estimates may need to be updated in future periods. Bad debt expense of approximately 2.7 percent of total gross receivables on a trailing-twelve-month basis reflects the significant increase in first quarter 2020 which remained higher than the 2019 trend of less than one percent.
Restructuring and Related Costs
We incurred restructuring and related costs of $20 million for the third quarter 2020 as compared to $27 million for third quarter 2019. These costs were primarily related to the implementation of initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

	Three Months Ended September 30,
(in millions)	2020	2019
Restructuring Severance (1)	$18	$12
Asset Impairments (2)	4	2
Other contractual termination costs (3)	1	1
Net reversals (4)	(3)	(7)
Restructuring and asset impairment costs	20	8
Retention related severance/bonuses (5)	(2)	11
Contractual severance costs (6)	—	3
Consulting and other costs (7)	2	5
Total	$20	$27

___________________
(1)Reflects headcount reductions of approximately 650 and 150 employees worldwide in third quarter of 2020 and 2019, respectively.
(2)Primarily related to the exit and abandonment of leased and owned facilities. The charge includes the accelerated write-off of $2 million for third quarter 2020 and 2019, respectively, for leased right-of-use assets and $2 million for owned assets upon exit from the facilities, net of any potential sublease income and other recoveries for third quarter 2020.
(3)Primarily includes additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.
(4)Reflects net reversals for changes in estimated reserves from prior period initiatives.
(5)Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.
(6)Amounts reflect estimated severance and other related costs we were contractually required to pay in connection with employees transferred as part of the shared service arrangement entered into with HCL Technologies in the first quarter 2019.
(7)Represents professional support services associated with our restructuring initiatives.

Third quarter 2020 actions impacted several functional areas, with approximately 30% focused on gross margin improvements, approximately 65% focused on SAG reductions and the remainder focused on RD&E optimization.
Third quarter 2019 actions impacted several functional areas, with approximately 50% focused on gross margin improvements, approximately 45% focused on SAG reductions and the remainder focused on RD&E optimization.
The restructuring and related costs reserve balance as of September 30, 2020 for all programs was $87 million, which is expected to be paid over the next twelve months.
Transaction and Related Costs, Net
We recognized a credit for Transaction and related costs, net of $(6) million during third quarter 2020 primarily related to adjustments to costs from third party providers of professional services associated with certain strategic M&A projects.
Amortization of Intangible Assets
Third quarter 2020 Amortization of intangible assets of $13 million increased by $4 million compared to third quarter 2019 primarily due to the impact from 2020 partner dealer acquisitions.

Worldwide Employment
Worldwide employment was approximately 25,500 as of September 30, 2020 and decreased by approximately 1,500 from December 31, 2019. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be back filled, as well as the impact of organizational changes.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2020	2019
Non-financing interest expense	$30	$27
Non-service retirement-related costs	(13)	(2)
Interest income	(1)	(2)
Gains on sales of businesses and assets	(28)	(19)
Litigation matters	(1)	(8)
Currency losses, net	—	4
Contract termination costs - IT services	—	(8)
All other expenses, net	(2)	7
Other expenses, net	$(15)	$(1)

Non-financing interest expense
Third quarter 2020 non-financing interest expense of $30 million was $3 million higher than third quarter 2019. When combined with financing interest expense (Cost of financing), total interest expense decreased by $1 million from third quarter 2019 primarily reflecting a lower average debt balance in the third quarter as the impact from the incremental $770 million of net new senior unsecured debt was only partially reflected in the quarter. In October 2020, the company completed the early redemption of $750 million of the Senior Notes due May 2021 (see "Debt Activity" section for additional information).
Non-service retirement-related costs
Third quarter 2020 non-service retirement-related costs were $11 million lower than third quarter 2019, primarily driven by lower losses from pension settlements in the U.S. and lower discount rates.
Gains on sales of businesses and assets
Third quarter 2020 gains on sales of businesses and assets were $9 million higher than third quarter 2019, reflecting higher proceeds from the sale of non-core business assets.
Litigation matters
Third quarter 2020 litigation matters were $7 million higher than third quarter 2019, reflecting the favorable resolution of certain litigation matters in third quarter 2019.
Contract termination costs - IT services
Contract termination costs - IT services was an $8 million credit in third quarter 2019 reflecting an adjustment to a
$43 million penalty recorded in fourth quarter 2018, associated with the termination of an IT services arrangement. There were no contract termination charges during third quarter 2020.
Income Taxes
Third quarter 2020 effective tax rate was 24.4%. On an adjusted1 basis, third quarter 2020 effective tax rate was 21.1%. This rate was higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes, the geographical mix of profits which includes non-deductible items on lower pre-tax income and an increase in deferred tax asset valuation allowances partially offset by the impact from various tax law changes. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Third quarter 2019 effective tax rate was 29.6%. On an adjusted1 basis, third quarter 2019 effective tax rate was 27.3%. These rates were higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.
______________
(1)Refer to the Effective Tax Rate reconciliation table in the "Non-GAAP Financial Measures" section.

Net Income from Continuing Operations
Third quarter 2020 net income from continuing operations attributable to Xerox Holdings was $90 million, or $0.41 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $105 million, or $0.48 per diluted share. Third quarter 2020 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net and Non-service retirement-related costs as well as Other discrete, unusual or infrequent items (see Non-GAAP Financial Measures).
Third quarter 2019 net income from continuing operations attributable to Xerox Holdings was $157 million, or $0.68 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $184 million, or $0.80 per diluted share. Third quarter 2019 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net and Non-service retirement-related costs as well as Other discrete, unusual or infrequent items (see Non-GAAP Financial Measures).
___________
(1) Refer to the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included in Appendix I.

Discontinued Operations
In November 2019, Xerox Holdings completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation (“FH”), including the sale of its indirect 25% equity interest in Fuji Xerox Co., Ltd. ("FX") for approximately $2.2 billion as well as the sale of its indirect 51% partnership interest in Xerox International Partners ("XIP") for approximately $23 million (collectively the “Sales”). As a result of the Sales and the related strategic shift in our business, the historical financial results of our equity method investment in FX and our XIP business (which was consolidated) for the periods prior to the Sales are reflected as a discontinued operation and as such, their impact is excluded from continuing operations for all periods presented.
Summarized financial information for our Discontinued operations is as follows:

	Three Months Ended September 30,
(in millions)	2020	2019
Revenue	$—	$21

Income from operations(1)	$—	$64
Income before income taxes	—	64
Income tax expense	—	—
Income from discontinued operations, net of tax	—	64
Income from discontinued operations attributable to noncontrolling interests, net of tax	—	—
Income from discontinued operations, attributable to Xerox Holdings, net of tax	$—	$64
____________________________
(1) Includes equity income from FX of $57 million for the three months ended September 30, 2019.

Capital Resources and Liquidity
Our third quarter financial results were significantly impacted by COVID-19 related business closures and office building capacity restrictions that impacted our customers' purchasing decisions and caused lower printing volumes on our devices. However, we believe we have sufficient liquidity to manage the business through the economic disruption caused by this pandemic:
•A majority of our business is contractually based and our bundled services contracts, on average, include not only a variable component linked to print volumes, but also a fixed minimum, which provides us with a continuing stream of operating cash flow.
•As of September 30, 2020, total cash, cash equivalents and restricted cash were $3,297 million and, apart from restricted cash of $55 million, was readily accessible for use. In October 2020, we completed the early redemption of $750 million of the approximately $1.1 billion Senior Notes due May 2021 from cash on hand (see "Debt Activity" section for additional information).
•We have access to an undrawn $1.8 billion Credit Facility that matures in August 2022. In connection with the issuance of our $1.5 billion of new Senior Notes, we amended the Credit Facility debt covenants to consider our level of cash on hand as part of our principal debt balance (see "Debt Activity" section for additional information).
•We have utilized a combination of capital markets financing and securitization to refinance all 2020 debt maturities and a portion of our 2021 debt maturities, significantly reducing our near-term debt commitments and improving our liquidity (see “Debt Activity” section for additional information).
•We have focused our efforts on incremental actions to prioritize and preserve cash as we manage through the pandemic. These actions include the use of available temporary government assistance measures and furlough programs and the reduction of discretionary spend such as near term targeted marketing programs, the use of contract employees, and the temporary suspension of 401(k) matching contributions, as well as lower compensation incentives consistent with lower sales and operating results.
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended September 30,
(in millions)	2020	2019	Change
Net cash provided by operating activities of continuing operations	$106	$348	$(242)
Net cash provided by operating activities of discontinued operations	—	8	(8)
Net cash provided by operating activities	106	356	(250)

Net cash provided by investing activities	9	4	5

Net cash provided by (used in) financing activities	856	(137)	993

Effect of exchange rate changes on cash, cash equivalents and restricted cash	12	(20)	32
Increase in cash, cash equivalents and restricted cash	983	203	780
Cash, cash equivalents and restricted cash at beginning of period	2,314	776	1,538
Cash, Cash Equivalents and Restricted Cash at End of Period	$3,297	$979	$2,318

Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $106 million in third quarter 2020. The $242 million decrease in operating cash from third quarter 2019 was primarily due to the following:
•$145 million decrease in pre-tax income before depreciation and amortization, gain on sales of businesses and assets, restructuring and related costs and defined benefit pension costs.
•$147 million decrease from accounts receivable primarily due to a higher sequential revenue increase as compared to the prior year partially offset by improved timing of collections.
•$64 million decrease from higher levels of inventory primarily due to lower sales volume.

•$68 million increase from accounts payable primarily due to the year-over-year timing of supplier and vendor payments.
•$36 million increase primarily related to a higher level of run-off of finance receivables of $26 million and lower equipment on operating leases of $10 million.

Cash Flows from Investing Activities
Net cash provided by investing activities was $9 million in third quarter 2020. The $5 million increase in cash from third quarter 2019 was primarily due to proceeds from the sale of non-core business assets of $27 million in the current period compared to $19 million in the prior year.

Cash Flows from Financing Activities
Net cash provided by financing activities was $856 million in third quarter 2020. The $993 million increase in cash from third quarter 2019 was primarily due to the following:
•$1,075 million increase from net debt activity is primarily due to proceeds of $1,507 million from a Senior Notes offering and $340 million from a secured financing arrangement offset by payments of $738 million on Senior Notes, $22 million on the secured financing arrangement and $13 million of deferred debt issuance costs in the current period compared to no debt payments in the prior year.
•$82 million decrease due to share repurchases in the current period of $150 million compared to share repurchases of $68 million in the prior year.
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash will be contractually or judicially released.

(in millions)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$3,242	$2,740
Restricted cash
Litigation deposits in Brazil	39	55
Other restricted cash	16	—
Total Restricted cash	55	55
Cash, cash equivalents and restricted cash	$3,297	$2,795
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	September 30, 2020	December 31, 2019
Other current assets	$16	$—
Other long-term assets	39	55
Total Restricted cash	$55	$55

Operating Leases
We have operating leases for real estate and vehicles in our domestic and international operations and for certain equipment in our domestic operations. Additionally, we have identified embedded operating leases within certain supply chain contracts for warehouses, primarily within our domestic operations. Our leases have remaining terms of up to twelve years and a variety of renewal and/or termination options.

Operating leases right-of-use (ROU) assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	September 30, 2020	December 31, 2019
Other long-term assets	$323	$319

Accrued expenses and other current liabilities	$86	$87
Other long-term liabilities	264	260
Total Operating lease liabilities	$350	$347
Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	September 30, 2020	December 31, 2019
Principal debt balance(1)	$5,082	$4,313
Net unamortized discount	(3)	(16)
Debt issuance costs	(28)	(17)
Fair value adjustments(2)
- terminated swaps	3	1
- current swaps	—	1
Total Debt	$5,054	$4,282
____________________________

(1)Includes Notes Payable of $2 million as of September 30, 2020. There were no Notes Payable as of December 31, 2019.
(2)Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.
Debt Activity
In August 2020, we issued $750 million of 5.00% Senior Notes due 2025, and $750 million of 5.50% Senior Notes due 2028, resulting in aggregate net proceeds of $1,494 million after fees, expenses and premium. Interest on these Senior Notes is payable semiannually. Debt issuance costs of approximately $13 million were paid and deferred in connection with the issuance of these Senior Notes and will be amortized over their term. The proceeds were used to refinance $738 million of Senior Notes due in third quarter 2020.
In addition, in October 2020, we completed the early redemption of $750 million of the $1,062 million of 4.50% Senior Notes due May 2021, for $769 million in cash consideration, which included a redemption premium of $19 million. The early redemption resulted in a net loss of $18 million (which includes the write-off of debt carrying value adjustments) that we expect to record in the fourth quarter 2020. After completion of the early redemption, approximately $312 million of the 4.50% Senior Notes due May 2021 remain outstanding.
In July 2020, we entered into an amendment of the company's $1.8 billion Credit Facility, which modified the financial covenants in the Credit Agreement to require that Xerox must maintain unrestricted cash in an amount not less than $1.0 billion. Further, the Amendment relaxed the financial maintenance leverage covenant in the Credit Agreement by requiring that Xerox maintain a ratio of net debt for borrowed money to consolidated EBITDA of not greater than 4.25:1.00 (with a cap on cash netting of $1.75 billion), in lieu of the 4.25:1.00 total debt for borrowed money to consolidated EBITDA ratio requirement applicable prior to the Amendment.
Also in July 2020, we entered into a secured loan agreement with a financial institution where we sold $355 million of U.S. based finance receivables and the rights to payments under operating leases with an equipment net book value of $10 million to a special purpose entity (SPE). The purchase by the SPE was funded through an amortizing secured loan to the SPE from the financial institution of $340 million. The SPE is fully consolidated in our financial statements. The debt has a variable interest rate based on LIBOR plus a spread (rate of 1.73% as of September 30, 2020) and an expected life of less than three years with half projected to be repaid within the first year based on estimated collections of the underlying portfolio of receivables. We also entered into an interest rate hedge agreement to cap LIBOR over the life of the loan.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2020	December 31, 2019
Total finance receivables, net(1)	$3,076	$3,351
Equipment on operating leases, net	301	364
Total Finance Assets, net(2)	$3,377	$3,715
____________________________

(1)Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)The change from December 31, 2019 includes an increase of $24 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2020	December 31, 2019
Finance receivables debt(1)	$2,692	$2,932
Equipment on operating leases debt	263	319
Financing debt	2,955	3,251
Core debt	2,099	1,031
Total Debt	$5,054	$4,282
____________________________
(1)Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.

Accounts receivable sales activities were as follows:

	Three Months Ended September 30,
(in millions)	2020	2019
Accounts receivable sales(1)	$115	$67
Estimated increase (decrease) to operating cash flows(2)	54	(33)
____________________________
(1)Loss on sales were not material. Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.
(2)Represents the difference between current and prior period accounts receivable sales adjusted for the effects of currency. In third quarter 2020, the $54 million increase reflects increased sales activity in the channel.

Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, Xerox entered into a shared services arrangement with HCL Technologies ("HCL") pursuant to which we transitioned certain global administrative and support functions, including, among others, selected information technology and finance functions (excluding accounting), from Xerox to HCL. This transition was expected to be completed during 2020, however, as a result of delays caused by the COVID-19 pandemic, the transition is now expected to extend into 2021. HCL is expected to make certain ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a remaining aggregate spending commitment of approximately $1.2 billion over the next 6 years. However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term, or for cause.
During third quarter 2020, we incurred net charges of approximately $49 million associated with this arrangement. The cost has been allocated to the various functional expense lines in the Condensed Consolidated Statements of Income based on an assessment of the nature and amount of the costs incurred for the various transferred functions prior to their transfer to HCL.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the third quarter 2020 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
•Net Income and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period.
◦Contract termination costs - IT services
◦Impacts associated with the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation

	Three Months Ended September 30, 2020		Three Months Ended September 30, 2019
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$90	$0.41	$157	$0.68
Adjustments:
Restructuring and related costs	20		27
Amortization of intangible assets	13		9
Transaction and related costs, net	(6)		4
Non-service retirement-related costs	(13)		(2)
Contract termination costs - IT services	—		(8)
Income tax on adjustments(2)	1		(7)
Tax Act	—		4
Adjusted	$105	$0.48	$184	$0.80

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$—
Weighted average shares for adjusted EPS(3)		213		231
Fully diluted shares at September 30, 2020(4)		208
____________________________
(1)Net income and EPS from continuing operations attributable to Xerox Holdings.
(2)Refer to Effective Tax Rate reconciliation.
(3)Average shares for the calculation of adjusted diluted EPS for 2020 exclude 7 million shares associated with our Series A convertible preferred stock and therefore earnings include the preferred stock dividend. Average shares for the calculation of adjusted diluted EPS for 2019 include 7 million shares associated with our Series A convertible preferred stock and therefore exclude the preferred stock dividend.
(4)Represents common shares outstanding at September 30, 2020 plus potential dilutive common shares as used for the calculation of adjusted diluted EPS for the third quarter 2020. The amount excludes shares associated with our Series A convertible preferred stock as they are expected to be anti-dilutive for the year.

	Three Months Ended June 30, 2020
(in millions, except per share amounts)	Net Income	EPS
Reported(1)	$27	$0.11
Adjustments:
Restructuring and related costs	3
Amortization of intangible assets	10
Transaction and related costs, net	7
Non-service retirement-related costs	(8)
Income tax on adjustments	(3)
Adjusted	$36	$0.15

Dividends on preferred stock used in adjusted EPS calculation(2)		$3
Weighted average shares for adjusted EPS(2)		216
Fully diluted shares at June 30, 2020(3)		216
____________________________
(1)Net income and EPS from continuing operations attributable to Xerox Holdings.
(2)Average shares for the calculation of adjusted diluted EPS for 2020 exclude 7 million shares associated with our Series A convertible preferred stock and therefore earnings include the preferred stock dividend.
(3)Represents common shares outstanding at June 30, 2020 plus potential dilutive common shares as used for the calculation of adjusted diluted EPS for the second quarter 2020. The amount excludes shares associated with our Series A convertible preferred stock as they are expected to be anti-dilutive for the year.

Effective Tax Rate reconciliation

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
(in millions)	Pre-Tax Income	Income Tax Expense (Benefit)	Effective Tax Rate	Pre-Tax Income	Income Tax Expense (Benefit)	Effective Tax Rate
Reported(1)	$119	$29	24.4%	$223	$66	29.6%
Non-GAAP Adjustments(2)	14	(1)		30	7
Tax Act	—	—		—	(4)
Adjusted(3)	$133	$28	21.1%	$253	$69	27.3%
____________________________
(1) Pre-tax income and income tax expense from continuing operations.
(2) Refer to Net Income and EPS reconciliation for details.
(3) The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the
Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$119	$1,767	6.7%	$223	$2,179	10.2%
Adjustments:
Restructuring and related costs	20			27
Amortization of intangible assets	13			9
Transaction and related costs, net	(6)			4
Other expenses, net	(15)			(1)
Adjusted	$131	$1,767	7.4%	$262	$2,179	12.0%
___________________________
(1) Pre-tax Income and revenue from continuing operations.

	Three Months Ended June 30, 2020
(in millions)	Profit	Revenue	Margin
Reported(1)	$35	$1,465	2.4%
Adjustments:
Restructuring and related costs	3
Amortization of intangible assets	10
Transaction and related costs, net	7
Other expenses, net	7
Adjusted	$62	$1,465	4.2%
___________________________
(1) Pre-tax Income and revenue from continuing operations.

Free Cash Flow reconciliation

	Three Months Ended September 30,
(in millions)	2020	2019
Reported(1)	$106	$348
Capital expenditures	(18)	(17)
Free Cash Flow	$88	$331
____________________________
(1)Net cash provided by operating activities of continuing operations.

(in millions)	Three Months Ended June 30, 2020
Reported(1)	$34
Capital expenditures	(19)
Free Cash Flow	$15
____________________________
(1)Net cash provided by operating activities of continuing operations.

APPENDIX I
Xerox Holdings Corporation
Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Basic Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$90	$157	$115	$382
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net income from continuing operations available to common shareholders	86	153	104	371
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	64	—	153
Adjusted net income available to common shareholders	$86	$217	$104	$524
Weighted average common shares outstanding	211,169	220,269	212,163	224,257

Basic Earnings per Share:
Continuing operations	$0.41	$0.70	$0.49	$1.66
Discontinued operations	—	0.29	—	0.68
Basic Earnings per Share	$0.41	$0.99	$0.49	$2.34

Diluted Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$90	$157	$115	$382
Accrued dividends on preferred stock	(4)	—	(11)	—
Adjusted net income from continuing operations available to common shareholders	86	157	104	382
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	64	—	153
Adjusted net income available to common shareholders	$86	$221	$104	$535
Weighted average common shares outstanding	211,169	220,269	212,163	224,257
Common shares issuable with respect to:
Stock Options	—	42	20	37
Restricted stock and performance shares	1,538	4,014	2,600	4,429
Convertible preferred stock	—	6,742	—	6,742
Adjusted weighted average common shares outstanding	212,707	231,067	214,783	235,465

Diluted Earnings per Share:
Continuing operations	$0.41	$0.68	$0.49	$1.62
Discontinued operations	—	0.28	—	0.65
Diluted Earnings per Share	$0.41	$0.96	$0.49	$2.27

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	808	841	788	847
Restricted stock and performance shares	3,118	2,358	2,055	1,944
Convertible preferred stock	6,742	—	6,742	—
Total Anti-Dilutive Securities	10,668	3,199	9,585	2,791

Dividends per Common Share	$0.25	$0.25	$0.75	$0.75

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:
•“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.
•“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.
•“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.
•Xerox Services, includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), as well as Digital and Cloud Print Services (including centralized print services) and Communication and Marketing Solutions.